                                                                EXHIBIT 99.2j.3



                  [THE CHASE MANHATTAN BANK, N.A. LETTERHEAD]



April 16, 1996



Mr. Giff Zimmerman
John Nuveen & Co. Incorporated
333 West Wacker Drive
Chicago, IL 60606



Dear Giff:

On September 2, 1995, The United States Trust Company of New York (UST) was merged into Chase Manhattan Bank, N.A. (Chase). As a result of this transaction, Chase succeeded by operation of law, all rights and responsibilities of UST under all Transfer Agency, Custodian and Fund Accounting agreements between US Trust and John Nuveen & Co.'s managed investment companies.



Sincerely,

/s/ ANDREW M. MASSA



Andrew M. Massa
Vice President